TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

October 30, 2007

U.S. Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, DC 20549
USA

Dear Ladies and Gentlemen:

**Re: Westmont Resources Inc. – SEC File No. 000-52398**

We are the former independent auditors for Westmont Resources Inc. (the "Company"). We have read the Company's current report on Form 8-K, dated October 25, 2007, and are in agreement with the statements regarding our firm as included in Item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

**TELFORD SADOVNICK, P.L.L.C.**
**CERTIFIED PUBLIC ACCOUNTANTS**

AHS/dm

114 West Magnolia Street, Suite 423, Bellingham, Washington 98225
Telephone: (360) 392-2886 Facsimile: (360) 392-2887